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                                                                                                  EXHIBIT 12
                     COLUMBUS SOUTHERN POWER COMPANY
     Computation of Consolidated Ratios of Earnings to Fixed Charges
                    (in thousands except ratio data)
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                                                                                                     Twelve
                                                                                                     Months
                                                                  Year Ended December 31,            Ended
                                                    1992       1993      1994      1995      1996    6/30/97
Fixed Charges:
  Interest on First Mortgage Bonds. . . . . . . . $75,866    $74,119   $68,471   $66,811   $59,711   $55,618
  Interest on Other Long-term Debt. . . . . . . .  11,430     10,436    10,221     8,829    12,125    13,128
  Interest on Short-term Debt . . . . . . . . . .   3,282      1,305       817     1,328     2,400     4,261
  Miscellaneous Interest Charges. . . . . . . . .   3,158      4,036     4,566     4,657     4,374     4,674
  Estimated Interest Element in Lease Rentals . .   4,100      3,700     3,700     4,100     4,600     4,600
       Total Fixed Charges. . . . . . . . . . . . $97,836    $93,596   $87,775   $85,725   $83,210   $82,281

Earnings:
  Net Income (Loss) . . . . . . . . . . . . . . .$ 76,244   $(55,898) $109,845  $110,616  $107,108  $107,240
  Plus Federal Income Taxes . . . . . . . . . . .  27,389     34,154    49,838    58,648    60,302    64,888
  Plus State Income Taxes . . . . . . . . . . . .    -          -            1         7        11         9
  Plus Fixed Charges (as above) . . . . . . . . .  97,836     93,596    87,775    85,725    83,210    82,281
       Total Earnings . . . . . . . . . . . . . .$201,469   $ 71,852  $247,459  $254,996  $250,631  $254,418

Ratio of Earnings to Fixed Charges. . . . . . . .    2.05       0.76(a)   2.81      2.97      3.01      3.09

(a) Ratio includes the effect of the Loss from Zimmer Plant Disallowance of $144,533,000 (net of applicable income taxes  of $14,534,000).  As a result, earnings for  the twelve  months ended  December 31, 1993 were inadequate to cover fixed charges by $21,744,000.  If the effect of the Loss from Zimmer Plant Disallowance were excluded, the ratio would be 2.46 for the twelve months ended December 31, 1993.
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